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                                                                   EXHIBIT 99.11



                          INDEPENDENT AUDITORS' CONSENT



         We consent to the incorporation by reference in this Post-Effective Amendment No. 33 to Registration Statement No. 2-54607 of MFS Series Trust IV, of our reports each dated October 9, 1998, appearing in the annual reports to shareholders for the year ended August 31, 1998, of MFS Money Market Fund and MFS Government Money Market Fund, MFS Municipal Bond Fund and MFS Mid Cap Growth Fund (formerly MFS OTC Fund), each a series of MFS Series Trust IV, and to the references to us under the headings "Condensed Financial Information" in each Prospectus and "Independent Auditors and Financial Statements" in each Statement of Additional Information, which are part of such Registration Statement.



DELOITTE & TOUCHE LLP
Deloitte & Touche LLP


Boston, Massachusetts
November 24, 1998